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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 6 to Registration Statement No. 333-136521 of our report dated November 13, 2006 (December 7, 2006 as to the third paragraph of Note 1 and November 22, 2006 as to the third paragraph of
Note 11) (which report expresses an unqualified opinion and includes an explanatory paragraph as to the adoption of Statement of Financial Accounting Standards No. 123(R), "Share-Based Payment," effective January 1, 2006), relating to the financial statements of IPG Photonics Corporation and subsidiaries appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.


/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
December 7, 2006